Exhibit 3.52

STATE OF DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE OF FORMATION

AMERICAN FOOD AND DRUG LLC

FIRST:	The name of the limited liability company is American Food and Drug LLC.

SECOND:	The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, New Castle County, Wilmington, Delaware 19808.

THIRD:	The name of its registered agent at the above address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on this 30th day of May, 2006.

By:	/s/ Paul G. Rowan
Name:	Paul G. Rowan
Title:	Authorized Person